UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 18, 2013

SOLARCITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On June 18, 2013, SolarCity Corporation (referenced as “we,” “us” or “our”) announced the following:

We estimate that our megawatts deployed in the year ending December 31, 2013 will be approximately 270 megawatts.

Our estimated megawatts deployed for 2013 is a forward-looking statement subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from our estimate. Such risks and uncertainties include the risk that we do not sufficiently expand our workforce or increase our installation efficiency in a timely manner, the level of demand for our solar energy systems, the availability of sufficient financing, the availability of a sufficient and timely supply of solar panels, the amount of competition we face in our markets, changes in applicable government regulations and the other risks and uncertainties described under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2012 and our Form 10-Q for quarter ended March 31, 2013 filed with the Securities and Exchange Commission.

“Megawatts deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under leases and power purchase agreements as well as solar energy system direct sales.

We undertake no obligation to publicly update or revise our estimate for megawatts deployed in 2013 as a result of new information, future events or otherwise, except as otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARCITY CORPORATION

By:	/s/ Lyndon R. Rive
Lyndon R. Rive Chief Executive Officer

Date: June 18, 2013